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                                  Exhibit 23.2

                         Independent Auditors' Consent



The Board of Directors
Long Reach Holdings, Inc.

We consent to including in the registration statement on Form SB-2 of TBM Holdings Inc. of our report dated February 23, 2000, relating to the consolidated balance sheets of Long Reach Holdings, Inc. and subsidiary as of June 30, 1999, and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the years then ended and to the reference to our firm under the heading "Experts" in the prospectus.



KPMG LLP


Houston, Texas
October 30, 2000